Exhibit 2.2

Execution Version

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

“World Reach Holdings, LLC”

This Membership Interest Purchase and Sale Agreement (this “Agreement”) is made and entered into as of June 5, 2025 (the “Effective Date”), by and among Healthtech Solutions, Inc. (“HLTT”), a Utah corporation, Live For Today Ventures, LLC (“LFTV”), a Delaware limited liability company, and Redi-Med Consulting, LLC (“RMC”), an Indiana limited liability company (HLTT, LFTV and RMC may sometimes be referred to herein individually as a “Seller” and collectively as the “Sellers”) and Papyrus Distribution LLC (“Purchaser”), a Delaware limited liability company. Each of Sellers and Purchaser may sometimes be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.	World Reach Holdings, LLC (“WR Holdings”), a Delaware limited liability company, is a holding company that wholly-owns World Reach Health, LLC (“WRH”), a Delaware limited liability company, which operates the Business (defined below) (WR Holdings and WRH may sometimes be collectively referred to herein as the “World Reach Companies”); and

B.	Sellers collectively own one hundred percent (100%) of the issued and outstanding equity interests of WR Holdings (collectively, “Sellers’ Units”); and

C.	Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all of Sellers’ right, title and interest in and to Sellers’ Units; and

D.	The Parties have agreed upon the terms and conditions of said sale of Sellers’ Units and wish to place the same in writing.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.	Incorporation by Reference. The recitals and introductory paragraph above, and the definitions set forth therein, are incorporated herein by this reference.

2.	Conditions Precedent.

a.	Purchaser’s obligations hereunder shall be contingent upon the occurrence of all the following events and such other events that are expressly referred to in this Agreement as being Purchaser’s Conditions Precedent (collectively, the “Purchaser’s Conditions Precedent”):

i.	the Parties each fully execute and deliver to the other a copy of this Agreement, and, as applicable, each exhibit attached hereto;

ii.	the members of WR Holdings approve of this transaction in accordance with its operating agreement;

iii.	the board of HLTT approves of this transaction;

iv.	Sellers shall have duly and timely performed and fulfilled all of its duties, obligations, promises, covenants and agreements hereunder in all material respects;

v.	each of the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of and on the Closing Date; and

vi.	Purchaser shall have received the WR Med Release (as defined herein).

b.	Sellers’ obligations hereunder shall be contingent upon the occurrence of all the following events and such other events that are expressly referred to in this Agreement as being Sellers’ Conditions Precedent (collectively, the “Sellers’ Conditions Precedent”; together with the Purchaser’s Conditions Precedent, collectively, the “Conditions Precedent”):

i.	the Parties each fully execute and deliver to the other a copy of this Agreement, and, as applicable, each exhibit attached hereto;

ii.	the members of WR Holdings approve of this transaction in accordance with its operating agreement;

iii.	the board of HLTT approve of this transaction;

iv.	Sellers shall have duly and timely performed and fulfilled all of their duties, obligations, promises, covenants and agreements hereunder in all material respects;

v.	each of the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of and on the Closing Date;

vi.	Purchaser executes and delivers to Sellers the Loan and Security Documents (defined below);

vii.	Olmstead (defined below) and Pesoli (defined below)shall have each received a release agreement in favor of Olmstead and Pesoli, respectively, in the forms attached hereto as Exhibits A-1 and A-2, executed by the World Reach Companies (the “Release Agreements”); and

viii.	Olmstead and RMC shall have received a consulting agreement in the form attached hereto as Exhibit B (the “Olmstead Consulting Agreement”).

ix.	Purchaser pays the First Installment (defined below), subject to the adjustments and credits set forth herein, to Sellers.

No act or omission of any Party will be deemed a waiver by any Party of any Conditions Precedent. If any Party, in either of their sole discretion, elects to waive any Conditions Precedent, such waiver will only be valid if expressly agreed to by the Parties in writing, and will only serve as a waiver of the specific condition so waived.

3.	Definitions.

a.	“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, grievance, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding of any nature, including, without limitation, proceedings by or before any Governmental Authority, arbitrator or mediator.

b.	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

c.	“Assets” means all rights and properties of the World Reach Companies of any nature.

d.	“Business” means the business of distributing healthcare products, devices and technology solutions in the specialties of diagnostics, wound care, orthotics and corporate wellbeing programming.

e.	“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York, are authorized or required by Law to be closed for business.

f.	“Business Employee” means any Person who is a present or former employee of the World Reach Companies at any time prior to or on the Closing Date.

g.	“Business IT Systems” means the computer systems, including software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by Seller in the conduct of the Business.

h.	“Code” means the Internal Revenue Code of 1986, as amended.

i.	“Contracts” means all legally binding contracts (oral or written), leases, mortgages, licenses, sublicenses, instruments, notes, commitments, undertakings, indentures, letters of intent, memorandum of understanding, memorandum of agreement and other agreements, including purchase orders.

j.	“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, encumbrance or other restriction.

k.	“Environmental Laws” means any applicable statutes, ordinances, directives or other written, published laws, any written, published rules or regulations, orders, guidelines or policies, and any licenses, permits, orders, judgments, notices or other requirements issued pursuant thereto, enacted, promulgated or issued by any Governmental Authority, relating to pollution or protection of public health or the environment, or to the identification, reporting, generation, manufacture, processing, distribution, use, handling, treatment, storage, disposal, transporting, presence, or Release of any Hazardous Substances. Without limiting the generality of the foregoing, Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws enacted, promulgated or lawfully issued by any Governmental Authority.

l.	“Equity Interest” means, with respect to any Person, any membership interest, unit capital, units, partnership, limited liability company, member or similar interest in such person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

m.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

n.

o.	“Escrow Agent” means Landmark Abstract Agency.

p.	“Escrow Agreement” means the Escrow Agreement dated April 8, 2025, by and between Seller, Purchaser and the Escrow Agent.

q.	“Escrow Amount” is defined in the Escrow Agreement.

r.	“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations thereunder.

s.	“Existing Accounts” means the Existing Operating Account and the Existing Savings Account.

t.	“Existing Operating Account” means WRH’s Chase bank account bearing no. x7694.

u.	“Existing Savings Account” means WRH’s Chase bank account bearing no. x3868.

v.	“Fraud” means the following, to the extent determined by the finder of fact after full adjudication (not subject to any further appeals) (a) a Person made a false representation; (b) such Person had knowledge or belief that the representation was false, or made the representation in disregard of the truth; (c) such Person intended to induce another Person party to this Agreement to act or refrain from acting in reliance on that false representation; (d) such other Person party to this Agreement acted or did not act in justifiable reliance on the representation; and (e) such other Person party to this Agreement suffered actual pecuniary damages as a result of such reliance.

w.	“Fundamental Representations” means the representations and warranties set forth in Section 4(a)(i), Sections 13(a)(i) – (v), Section 13(a)(x), Section 13(a)(xii), Section 13(b)(i) – (iii) and Section 16 of this Agreement.

x.	“GAAP” means United States generally accepted accounting principles in effect from time to time.

y.	“Governmental Authority” means any United States or non-United States national, federal, state, local, provincial or international government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any stock exchange or self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

z.	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

aa.	“Hazardous Substances” means any pollutants, contaminants, substances, chemicals, carcinogens, wastes, dangerous wastes, or any ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including, but not limited to, petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludge, slag and any other substance, material or waste), as defined in or regulated by any Environmental Laws or as determined by any Governmental Authority.

bb.	“Indebtedness” means, as to any Person, without duplication:

i.	all obligations or liabilities of such Person for borrowed money or in respect of loans or advances (including, without limitation, reimbursement and all other obligations with respect to surety bonds, guarantees, letters of credit, banker’s acceptances, corporate credit card or business credit lines whether or not matured, indemnities, performance letters, comfort letters and other arrangements similar to the foregoing);

ii.	all obligations or liabilities of such Person under or pursuant to any arrangement to pay the deferred purchase price of property or services or the acquisition of any business, as obligor or otherwise;

iii.	all obligations or liabilities of such Person under or pursuant to any interest rate and currency swaps, caps collars, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and similar agreements or hedging devices;

iv.	all obligations or liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of Seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

v.	all obligations or liabilities of such Person under or pursuant to leases which are required to be, in accordance with GAAP, recorded as capital leases;

vi.	all obligations or liabilities secured by any Encumbrance, excluding Permitted Encumbrances on any property or asset owned by that Person, regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person;

vii.	all obligations or liabilities of such Person for any off balance sheet financing of such Person (other than operating leases);

viii.	all obligations or liabilities of such Person evidenced by bonds, debentures, notes or other similar securities or instruments;

ix.	all obligations or liabilities of such Person for any direct or indirect guarantees made by such Person of any Indebtedness of any other Person described in clauses (i) through (viii); and

x.	any accrued but unpaid interest, Taxes, interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees and expenses that are payable in connection with retirement, payment or prepayment of any of the foregoing liabilities or obligations.

cc.	“Indemnified Party” means, with respect to any Indemnity Claim, each Purchaser Indemnified Party or Seller Indemnified Party asserting the Indemnity Claim (or on whose behalf the Indemnity Claim is asserted) under Sections 34 or 35.

dd.	“Indemnifying Party” means, with respect to any Indemnity Claim, the party or parties against whom such Indemnity Claim may be or has been asserted.

ee.	“Intellectual Property” means any and all intellectual property rights arising anywhere in the world under the Laws of any Governmental Authority with respect to, arising from or associated with the following:

i.	all internet addresses and domain names (“Domain Names”);

ii.	trade names, trademarks and service marks (registered and unregistered), trade dress, industrial designs, brand names, trade dress rights, logos, emblems, signs or insignia, social media handles and names, and similar rights and applications to register any of the foregoing, and all goodwill associated therewith throughout the world (collectively, “Marks”);

iii.	know-how, discoveries, trade secrets, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure (collectively, “Trade Secrets”);

iv.	all patents; and

v.	all other intellectual property rights, and all rights that are associated with, analogous to, or required for the exercise of, any of the foregoing intellectual property rights.

ff.	“Intellectual Property Assets” means all Intellectual Property that is owned by or licensed to WRH. Notwithstanding the foregoing, the Parties agree that the readily commercially available computer programs and applications, and the services associated therewith, utilized by WRF in the conduct of its business operations shall not constitute Intellectual Property Assets; provided, however, the data used or held for use in the operation of the Business that are stored, hosted or otherwise maintained on or by such programs and applications do constitute Intellectual Property Assets.

gg.	“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any registration, patent, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including Marks, Domain Names, Trade Secrets and Copyrights, issued and reissued Patents and pending applications for any of the foregoing.

hh.	“IRS” means the Internal Revenue Service.

ii.	“Knowledge of Seller” or any other similar knowledge qualification, means the actual knowledge of James Pesoli (“Pesoli”) and Jelena Olmstead (“Olmstead”), and that knowledge which such Persons would have acquired after using commercially reasonable and customary efforts to make a due inquiry into the underlying subject. For purposes of this Agreement, any such individual shall be deemed to have knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter.

jj.	“Legal Requirement” or “Law” means any domestic or foreign statute, law, ordinance, regulation, rule, code, order, injunction, constitution, treaty, common law, judgment, decree, or other requirement or rule of law of any Governmental Authority.

kk.	“Liability” or “Liabilities” means, with respect to any Person, any Indebtedness, obligation, or other liability of such Person, including any losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs or expenses, whether known or unknown, matured or unmatured, accrued or unaccrued, vested or unvested, asserted or unasserted, actual or contingent.

ll.	“Losses” means all Liabilities, including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending an Action with respect to a Liability.

mm.	“Material Adverse Effect” means any event, occurrence, fact, condition, change, circumstance, effect, development or state of facts that has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations, condition (financial or otherwise), assets or liabilities of the Business, taken as a whole, or (b) the ability of Sellers to perform their respective obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby; provided, however, that “ Material Adverse Effect ” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken with the written consent of or at the written request of Purchaser; (vi); (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) omitted; (ix) any natural or man-made disaster or acts of God, including pandemic; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, however, that, with respect to this clause (x) the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); and, provided, however, that the exclusions under clauses (i), (ii), (iii), (iv), (vii) and (ix) shall not apply to the extent that such event, occurrence, fact, condition or change disproportionately affects Seller with respect to the Business (taken as a whole) as compared to other businesses or participants in the industry in which the Business operates.

nn.	“Operating Accounts” means the Existing Operating Account and any other bank accounts used by Purchaser and the World Reach Companies from time to time to collect Receivables during the Collection Period and continuing until all Eligible Collections have been remitted to Sellers and there are no Active Pre-Closing Receivables for which Purchaser and the World Reach Companies remain responsible for collecting pursuant to this Agreement.

oo.	“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person.

pp.	“Payor” means any insurer, health maintenance organization, third party administrator, employer, union, trust, governmental program (including but not limited to any Third Party Payor Program), or other consumer or customer of health care services that has authorized Seller as a provider of health care services to the members, beneficiaries, participants or the like, thereof or to whom Seller has submitted a claim for services.

qq.	“Payroll Taxes” means social security, Medicare, unemployment and other payroll, employment or similar or related Taxes and employer national insurance contributions or similar obligations payable.

rr.	“Permits” means, with respect to any Person, all federal, state, local and foreign permits, licenses, franchises, approvals, waivers, certificates, certifications, authorizations, registrations and consents required to be obtained from Governmental Authorities or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation, or right of such Person is subject or bound.

ss.	“Permitted Encumbrances” means (a) statutory liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business, which shall be paid by Sellers prior to Closing Date; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property that do not interfere with and are not violated by the use of such assets or properties as currently used; and (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, in each case as related to the Business or the Assets, which amounts shall be paid by Sellers prior to the Closing Date.

tt.	“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

uu.	“Personal Information” means any information that, alone or in combination with other information, identifies or allows the identification of, or contact with, any individual, including an individual’s name, address, telephone number, e-mail address, IP address, mobile device identifier, geolocation, date of birth, photograph, social security number or tax identification number, credit card number, bank information, or biometric identifiers.

vv.	“Post-Closing Tax Period” means any taxable period beginning from and after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

ww.	“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

xx.	“Receivables” means all receivables (including, without limitation, accounts receivable, loans receivable and customer advances) arising from or related to WRH’s operation of the Business.

yy.	“Related Agreements” shall mean collectively, that certain Distribution Agreement made by and between WRH and HLTT dated as of January 27, 2023, as amended, and [as assigned by HLTT to HTWC] (the “Distribution Agreement”); that certain Management Agreement dated of even date herewith made by and between HTWC and Novus Biocell Management LLC (the “Management Agreement”); that certain Patent Purchase Agreement made by and between HLTT and Papyrus Therapeutic LLC dated of even date herewith (the “Patent Purchase Agreement”); and that certain Patent License Agreement made by and between Papyrus Therapeutic LLC and HTWC (the “Patent License Agreement”).

zz.	“Related Party” means any present member, officer, director, Affiliate, or employee of Seller, or any person who was a member, officer, director, Affiliate or employee of Seller or any parent, child, sibling or spouse who resides with, or is a dependent of, any such person or entity controlled by such person.

aaa.	“Representative” means, with respect to any Person, any and all directors, partners, members, managers, officers, employees, consultants, financial advisors, counsel, accountants and agents of such Person.

bbb.	“SEC” means the United States Securities and Exchange Commission.

ccc.	“Sensitive Data” means all confidential information, proprietary information, Personal Information, trade secrets and any other information protected by Law or Contract that is collected, created, maintained, stored, transmitted, used, disclosed or otherwise processed by or for the Business, including any information that is governed, regulated or protected by any Law or Contract.

ddd.	“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

eee.	“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges in the nature of a tax, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

fff.	“Tax Return” means any return, report or statement filed or required to be filed with a Governmental Authority with respect to any Taxes (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Taxes.

ggg.	“Technology” means, collectively, all designs, formulas, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, software, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

hhh.	“Transaction Documents” means this Agreement, the Membership Interest Assignment, the Loan and Security Documents, the WR Med Release (defined below) and any other agreements or documents required to be delivered under Section 2 or Section 12.

iii.	“Tyumen Action” means Case No.: 250200021, Richard Parker et al. vs. Healthtech Solutions Inc. et al, in the Business and Chancery Court for the State of Utah.

jjj.	“Willful Breach” means a breach that is a consequence of an act or omission knowingly undertaken or knowingly omitted by the breaching party with the knowledge that such act or omission would cause a breach of this Agreement.

4.	Sale of Sellers’ Units. Sellers agree to sell Sellers’ Units and Purchaser agrees to purchase Sellers’ Units at the price and upon the terms and conditions as hereinafter set forth.

a.	Sellers represent and warrant to Purchaser that:

i.	Sellers’ Units are owned as follows:

1.	HLTT is the owner of Five Hundred Ten Thousand (510,000) Units of Holdings’ Class A Units of Sellers’ Units;

2.	LFTV is the owner of Two Hundred Forty-Five Thousand (245,000) Units of Holdings’ Class A Units of Sellers’ Units; and

3.	RMC is the owner of Two Hundred Forty-Five Thousand (245,000) Units of Holdings’ Class A Units of Sellers’ Units.

ii.	Sellers’ Units and the World Reach Companies are subject to the first-priority secured lien of World Reach Med, LLC (“WR Med”). A release of lien from WR Med (the “WR Med Release”), the form of which shall be attached hereto and incorporated herein for reference as Exhibit C, shall be required as one of the Conditions Precedent to this Agreement.

iii.	Sellers’ Units are fully paid and nonassessable.

b.	Purchase Price. The aggregate price at which said Seller’s Units are to be sold is Twenty-Five Million United States Dollars and Zero Cents ($25,000,000.00 USD) (the “Purchase Price”). The Purchase Price shall be paid as follows:

i.	Fifteen Million United States Dollars and Zero Cents ($15,000,000.00 USD) of the Purchase Price shall be paid to Sellers or their designees in immediately available cash by bank wire transfer, to coordinates to be separately provided by Sellers at Closing (the “First Installment”), subject to the credits and adjustments set forth herein, including pursuant to Section 4(c) and Section 5; and

ii.	Ten Million United States Dollars and Zero Cents ($10,000,000.00 USD) of the Purchase Price shall be paid to Sellers in installments pursuant to the Notes (defined below) (the “Deferred Purchase Price”).

c.	First Installment Adjustment. The amount of the First Installment actually payable to Sellers on the Closing Date shall be:

i.	Decreased by an amount equal to the Closing Date Indebtedness, if any;

ii.	Decreased by an amount equal to the Escrow Amount;

iii.	Decreased by an amount equal to the Accrued PTO, if any; and

iv.	Increased or decreased by such other adjustments provided in Section 5, as applicable.

d.	Post-Closing Adjustment.

i.	Within one hundred eighty (180) days of the Closing, Purchaser shall cause to be prepared and delivered to Sellers a written certificate (a “Post-Closing Certificate”) setting forth in reasonable detail Purchaser’s calculation of how the Closing Date Indebtedness should have adjusted the First Installment pursuant to Section 4(c) as of the Closing Date, and shall provide this calculation to Sellers together with reasonably detailed supporting documentation (the “Recalculated Closing Date Indebtedness”).

ii.	If Sellers disagree with any calculation set forth in the Post-Closing Certificate, Sellers may, within thirty (30) days after receiving the Post-Closing Certificate, deliver a written notice (a “Dispute Notice”) to Purchaser setting forth Sellers’ calculation of the disputed amount, together with a description in reasonable detail of the grounds for each such disagreement. If Sellers timely deliver a Dispute Notice to Purchaser, Sellers and Purchaser shall negotiate in good faith to resolve the matters identified in the Dispute Notice. If, after fifteen (15) days, the Parties have been unable to resolve the matters identified in the Dispute Notice, then, notwithstanding anything to the contrary in this Agreement, the Parties shall have the unresolved matters determined by a national or international independent accounting firm mutually and reasonably acceptable to the Parties, with the non-prevailing Party being responsible for all the costs of such accounting firm. If the Parties are unable to agree on the independent accounting firm, then any Seller or Purchaser shall have the right to have the accounting firm designated by a court of competent jurisdiction upon application. The accounting firm shall only have the right to resolve matters identified in the Dispute Notice and which the Parties have been unable to resolve by their good faith negotiation.

iii.	Upon the final resolution of a dispute regarding the Recalculated Closing Date Indebtedness, or if Sellers do not dispute Purchaser’s proposed Recalculated Closing Date Indebtedness, then, within ten (10) days of such resolution, (i) if the Recalculated Closing Date Indebtedness is less than the Closing Date Indebtedness, then Purchaser shall pay to Sellers the difference between the Recalculated Closing Date Indebtedness and the Closing Date Indebtedness, and (ii) if the Recalculated Closing Date Indebtedness is greater than the Closing Date Indebtedness, then the Deferred Purchase Price shall be reduced by the amount of the difference between the Closing Date Indebtedness and the Recalculated Closing Date Indebtedness, and the amount of the reduction to the Deferred Purchase Price shall be reduced on a pro rata basis in accordance with the Notes.

e.	Pre-Closing Receivables.

i.	In General. As between the Parties and the World Reach Companies, and notwithstanding the Closing, Sellers shall retain all right, title and interest in and to the Receivables of the World Reach Companies that arose before the Closing Date (the “Pre-Closing Receivables”). Accordingly, Purchaser and the World Reach Companies hereby assign all right, title and interest in and to the Pre-Closing Receivables to Sellers, subject to the remaining terms of this subsection (e). The preceding assignment shall be further evidenced by the Parties pursuant to an assignment in the form attached hereto as Exhibit D (the “Pre-Closing Receivables Assignment”). All Pre-Closing Receivables identifiable as of the Closing Date are identified in Schedule 4(e)(i), which is attached hereto. Sellers shall apportion all Pre-Closing Receivables collected by any Seller or remitted to Sellers from Purchaser and the World Reach Companies in accordance with the remainder of this subsection (i) in the following proportions: HLTT, 51%; LFTV, 24.5%; RMC, 24.5%.

ii.	Pre-Closing Receivables – Inactive Accounts. Purchaser and the World Reach Companies shall not collect, attempt to collect, or cause the collection of any Pre-Closing Receivables which are identified in Schedule 4(e)(ii) (the “Inactive Pre-Closing Receivables”)[1]. Accordingly, Sellers assume and shall have the sole right and responsibility to collect, retain, and allocate for and among themselves the Inactive Pre-Closing Receivables. Neither Purchaser nor the World Reach Companies shall interfere with any such collection efforts by Sellers, and Sellers’ collection efforts shall not interfere with the Purchaser’s and the World Reach Companies’ conduct of the Business after the Closing including, without limitation, with their rights and obligations to collect Active Pre-Closing Receivables and Post-Closing Receivables. If, nonetheless, Purchaser or the World Reach Companies receive a collection for any Inactive Pre-Closing Receivables, Purchaser and the World Reach Companies shall promptly remit to an account or accounts designated by Sellers the entire amount collected in the following proportions: HLTT, 51%; LFTV, 24.5%; RMC, 24.5%.

[1]	NM Note to Draft: To include receivables which pertain to a customer of the Business that has not ordered any product from the World Reach Companies for more than ninety (90) days prior to the Closing Date and of any Pre-Closing Receivables and receivables which are in default or substantially delinquent.

iii.	Pre-Closing Receivables – Active Accounts.

1.	Collection Responsibility. Sellers delegate to Purchaser and the World Reach Companies the responsibility for collecting on Sellers’ behalf all Pre-Closing Receivables which are not Inactive Pre-Closing Receivables (the “Active Pre-Closing Receivables”). Purchaser shall, and shall cause the World Reach Companies to, discharge this responsibility on Sellers’ behalf using their respective commercially reasonable efforts and, with respect to the World Reach Companies, in the Ordinary Course of Business. Purchaser and the World Reach Companies shall be authorized and responsible for such collection efforts during the period commencing on the Closing Date and continuing until the date that is fifteen (15) months after the Closing Date (such collections of Active Pre-Closing Receivables, the “Eligible Collections” and such period for their collection, the “Collection Period”). Notwithstanding the foregoing, Purchaser and the World Reach Companies shall continue to be authorized and responsible for the collection of Active Pre-Closing Receivables after the expiration of the Collection Period which are not inactive (as defined below), unless Purchaser, in its sole discretion, notifies Sellers in writing that it will no longer collect any Active Pre-Closing Receivables specified in its notice to Seller, which Active Pre-Closing Receivables set forth in such notice shall be deemed Inactive Pre-Closing Receivables. Purchaser and the World Reach Companies shall have no right, obligation or liability to collect any Active Pre-Closing Receivables which become Inactive Pre-Closing Receivables after the end of the Collection Period. However, if an Active Pre-Closing Receivable becomes more than fourteen (14) months past due at any time during the Collection Period, then at Purchaser’s discretion the World Reach Companies may notify Sellers and Sellers shall, upon receiving such notice, automatically have the sole right and responsibility to collect, retain, and allocate for and among themselves the subject Active Pre-Closing Receivable. Upon and continuing after the end of the Collection Period, Sellers shall automatically have the sole right and responsibility to collect, retain, and allocate for and among themselves any Active Pre-Closing Receivables which remain outstanding as to any customer of the business that is or becomes inactive. “inactive” means, for purposes of the immediately preceding sentence, a customer from whom the World Reach Companies have not generated any new Post-Closing Receivables during the 120-day period immediately preceding the subject date of determination. Subject to Purchaser’s obligation to cause the World Reach Companies to act in the Ordinary Course of Business to collect the Pre-Closing Receivables, Purchaser shall have no liability to Sellers for failure to collect any Eligible Collections, Sellers’ sole remedy being to terminate the foregoing delegation of collection responsibility.

2.	Collection and Reporting Covenants. During the Collection Period and continuing until all Eligible Collections have been remitted to Sellers and there are no Active Pre-Closing Receivables for which Purchaser and the World Reach Companies remain responsible for collecting pursuant to clause (1), above (subject to Purchaser’s right to offset as provided herein), Purchaser and the World Reach Companies shall (a) promptly provide, in addition to the monthly report set forth in the immediately following subsection, such reports as are reasonably requested by Sellers in connection with tracking and validating the Eligible Collections, the Active Pre-Closing Receivables and the Operating Accounts; (b) not, and shall have no authority to, assign or otherwise purport to transfer to any Person any Active Pre-Closing Receivables or the collection rights and obligations relating thereto (except as set forth in this clause (iii)) without Sellers’ prior written consent; (c) not, and shall have no authority to, write off or write down or otherwise discount any Active Pre-Closing Receivables without Sellers’ prior written consent; (d) cause Pesoli (or any successor representative designated from time to time by Sellers) to have not less than full viewing access to the Existing Accounts; (e) continue in the Ordinary Course of Business to maintain and use the Existing Accounts, including maintaining and using the Existing Operating Account solely for the deposit of Active Pre-Closing Receivables; (f) continue in the Ordinary Course of Business to instruct the customers associated with the Active Pre-Closing Receivables to remit payments thereon directly to the Existing Operating Account, only; (g) cause Olmstead (or any successor signatory designated from time to time by Purchaser and approved by Sellers in their sole discretion) to have not less than full viewing access and signatory rights to the Existing Operating Account; (h) not cause or allow for any funds on deposit in the Existing Operating Account to be withdrawn therefrom without the signed joint approval of Olmstead (or her duly designated successor) and at least one other individual with signatory rights to the Existing Operating Account; and (i) cause Sellers’ designated accountant or representative to have view-only access to the accounting records maintained by the World Reach Companies associated with the Active Pre-Closing Receivables including, without limitation, to the QuickBooks accounting records (or to any successor platform) maintained by the World Reach Companies. For the avoidance of doubt, Purchaser and the World Reach Companies may open additional Operating Accounts for the purpose of collecting Post-Closing Receivables (defined below) without any requirement to provide signatory or viewing rights to such an Operating Account to Sellers or any of their representatives but subject to the reporting requirements in clause (a), above, and subsection 3, below.

3.	Remittance to Sellers. On a weekly basis during the Collection Period and continuing until all Eligible Collections have been remitted to Sellers and there are no Active Pre-Closing Receivables for which Purchaser and the World Reach Companies remain responsible for collecting pursuant to clause (1), above, Purchaser and the World Reach Companies shall use their reasonable best efforts to do the following on a weekly basis but, in any event, on a basis not to be less than once within 15 days of a month’s end:

a.	prepare and submit to Sellers a report with reasonable supporting documentation of (x) all Eligible Collections deposited to any of the Operating Accounts; (y) Purchaser’s reasonable, out-of-pocket costs of collection incurred with respect to such deposited Eligible Collections (the “Collection Costs”); and (z) Purchaser’s calculation with respect to such deposited Eligible Collections of a reasonable monthly fee not to exceed $10,000 (the “Collection Fee”); and

b.	if the foregoing report is approved by Sellers, cause to be remitted, with Olmstead’s signed approval, (x) all such Eligible Collections (less the Collection Costs and the Collection Fee) to an account or accounts designated by Sellers in the following proportions: HLTT, 51%; LFTV, 24.5%; RMC, 24.5% (provided, however, that if and to the extent that remittance of certain Active Pre-Closing Receivables is paused pursuant to Section 6(e), then such amounts shall instead be transferred to the Existing Savings Account to be held until such time as remittance of Active Pre-Closing Receivables resumes) and (y) all such Collection Costs and the Collection Fee to the account or accounts of each applicable payee.

4.	Accounts with Pre-Closing and Post-Closing Receivables. The Parties shall adhere to the following procedure for allocating collections made after the Closing Date with respect to any customer of the World Reach Companies associated with both an outstanding Active Pre-Closing Receivable and an outstanding Post-Closing Receivable at the time of collection:

a.	if the applicable customer-generated payment record designates the date of service, invoice number or underlying lot number, be applied to the invoice for the Receivable associated with such designation; and

b.	if the applicable customer-generated payment record is undesignated as to the date of service, invoice number or underlying lot number, be applied:

1.	for the first sixty (60) days after the Closing Date, to any Pre-Closing Receivables for such customer due to Sellers, with any excess applied to any Post-Closing Receivables for such customer due to the World Reach Companies; and

2.	thereafter, 50% to any Pre-Closing Receivables for such customer due to Sellers and 50% to any Post-Closing Receivables for such customer due to the World Reach Companies, with any excess as to one Receivable applied to any amount remaining due as to the other Receivable.

iv.	Post-Closing Receivables. Subject to the requirements of this subsection (e), Purchaser and the World Reach Companies shall have the sole and exclusive right to collect and retain all collections on Receivables that arise from and after the Closing Date from sales made from and after the Closing Date (the “Post-Closing Receivables”).

f.	Loan and Security Documents. Purchaser’s commitment to pay the Deferred Purchase Price to Sellers shall be supported by secured promissory notes separately made by Purchaser and the World Reach Companies in favor of the respective Sellers in the forms attached hereto as Exhibits E-1, E-2, and E-3, (the “Notes”), separate security agreements made by Purchaser, the World Reach Companies, Novus Biocell Management LLC and Papyrus Therapeutic LLC in favor of the respective Sellers in the forms attached hereto as Exhibit F (the “Security Agreements”), one or more UCC-1 Financing Statements separately made in favor of the respective Sellers in customary form and substance applicable to all assets of Purchaser, the World Reach Companies, Novus Biocell Management LLC and Papyrus Therapeutic LLC (the “Financing Statements”), and a secured corporate guaranty or unsecured personal guaranty, as applicable, made by Novus Biocell Management LLC, Papyrus Therapeutic LLC and Israel Hartman, in favor of Sellers in the forms attached hereto as Exhibits G-1 and G-2 (the “Guaranties”) (the Notes, the Security Agreements, the Financing Statement(s) and the Guaranties will collectively be referred to herein as the “Loan and Security Documents”).

g.	Valuation of Sellers’ Units, Debts, Obligations and Liabilities of the World Reach Companies. The Parties stipulate and acknowledge that WRH operates the Business as a going business and that, as such, WRH, subject to any terms and conditions contained in this Agreement and the other Transaction Documents, has existing Liabilities that will continue in effect after the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, subject, without limitation, to the credits and indemnification set forth in this Agreement and the other Transaction Documents.

h.	Securities Compliance. The Parties agree to take any and all actions and to execute and deliver any and all reports or other documents, if any, required to comply with both federal and state securities Laws, including, but not limited to, the Delaware Securities Act (Blue Sky Law) and, in particular, the Parties agree to take any and all actions as may be necessary to qualify this transaction for an available exemption thereunder. In this regard, Purchaser represents and warrants as follows:

i.	that Sellers’ Units are being acquired by Purchaser with the intention of Purchaser to be actively involved in the Business and of holding the World Reach Companies for investment purposes only and not with the intention of selling or otherwise transferring the same to any other Person in violation of any state or federal securities Law;

ii.	Purchaser is a limited liability company organized under the Law of the State of Delaware;

iii.	Purchaser understands that its acquisition of the World Reach Companies constitutes a venture capital investment and, accordingly, is subject to all of the risk of loss of investment customarily inherent in such venture capital investments;

iv.	Purchaser has had free access to the books and records of the World Reach Companies prior to Closing and is fully satisfied with the quantity and quality of information, which Purchaser has obtained thereby;

v.	Sellers’ Units are not being acquired by Purchaser for any tax shelter purposes;

vi.	in connection with this transaction, Purchaser has received, or has had the opportunity to receive, advice of independent counsel concerning Purchaser’s legal rights and obligations with respect hereto;

vii.	Purchaser’s decision to enter into this transaction has been made by Purchaser freely and voluntarily based upon Purchaser’s own investigation and knowledge of the Business, both in general and as operated by WRH, and Purchaser’s own projections and analysis as to anticipated future sales and profits therefrom; and

viii.	Purchaser is a sophisticated businessperson experienced in the ownership and operation of the type of businesses similar to the Business and in entering and consummating the type of transaction represented hereby; Purchaser fully understands all of the risks and responsibilities inherent in the transaction and in the ownership and operation of the World Reach Companies and the Business; and Purchaser knowingly accepts such risks and responsibilities.

5.	Adjustments.

a.	All rent payable under the Real Property Leases, if any, including, without limitation, base rent, utility charges and real estate taxes to the extent charged to the World Reach Companies under the Real Property Leases, shall be prorated between Seller and Purchaser as of the Closing Date and reflected on the Closing Statement.

b.	To the extent that the World Reach Companies have received prepayments on services or goods not yet provided by the World Reach Companies as of the Closing Date, then such amounts shall be credited against the First Installment at the Closing.

c.	To the extent that: (i) Sellers have paid in advance any Taxes with respect to the World Reach Companies relating to the Post-Closing Tax Period, then such amounts shall be prorated between the Parties at the Closing; or alternatively, (ii) if Sellers have failed to pay any Taxes with respect to the World Reach Companies relating to the Pre-Closing Tax Period, whether or not the same are yet due and payable as of the Closing Date, such amounts shall be paid by Purchaser and the Deferred Purchase Price shall be reduced accordingly.

d.	Within one hundred twenty (120) days after the Closing, the Parties shall perform a ‘true-up’ of the adjustments referenced in this Section 5 and (i) any net payments due from such ‘true-up’ by Buyer, shall be paid to Seller within ten (10) Business Days of completing such ‘true-up’ and (ii) any net payments due from such ‘true-up’ by Sellers, shall be paid to Buyer by way of Buyer’s offset of a corresponding amount under the Notes, proportionately applied among the Notes.

6.	Additional Agreements.

a.	Officer Resignations. Effective as of the Closing Date, all existing officers, directors and managers of the World Reach Companies (a schedule of which is set forth on Schedule 6(a) attached hereto) shall resign. However, (i) for six (6) months following the Closing Date (or such long period as the Parties may mutually agree in writing), Pesoli shall provide Purchaser and the World Reach Companies with reasonable transitional cooperation, support, and consulting as may be necessary or appropriate for Sellers and Purchaser to facilitate the orderly transition of the Business; and (ii) at least until all Pre-Closing Actions have finally concluded, Purchaser and the World Reach Companies shall continue to maintain the following email accounts: jim@worldreachhealth.com and jim@worldreachholdings.com. Purchaser shall provide prompt access to or copies of such email data as Sellers may reasonably request in connection with the Pre-Closing Actions. Sellers shall hold any such email data in strict confidence and shall make third party disclosures as to any such email data solely for purposes of furthering Sellers’ obligations under Section 6(d) with respect to the Pre-Closing Actions.

b.	Operating Accounts. Subject to Section 4(e)(iii), Sellers shall do all tasks necessary to provide exclusive access and control to the existing bank accounts of the World Reach Companies to Purchaser at the Closing, including, without limitation, adding Purchaser or its designee as a signatory to such bank accounts and, at Purchaser’s election, removing some or all of the existing signatories and other existing access rights to such bank accounts.

c.	Rejected Contracts. Effective as of or before the Closing, Sellers shall terminate or cause the termination of the Contracts set forth on Schedule 6(c) (the “Rejected Contracts”), which shall be terminated at Sellers’ cost and expense on or before the Closing Date, but in all events in accordance with the terms of such Rejected Contracts.

d.	Pre-Closing Actions. Sellers shall cause all Pre-Closing Actions (defined below) to continue to be prosecuted in the Ordinary Course of Business after the Closing Date at their sole cost and expense in accordance with and in discharge of their obligations with respect thereto under Sections 7 and 34 hereof; provided that Purchaser agrees that the Pre-Closing Actions shall remain in the name of the World Reach Companies and Purchaser shall, and shall cause the World Reach Companies to, cooperate with Sellers’ prosecution of the Pre-Closing Actions. With respect to any such Pre-Closing Actions, Purchaser shall have the rights of an Indemnified Party pursuant to the procedures outlined in Section 36 hereof (i.e., treating such Pre-Closing Actions as Indemnified Claims and Sellers as the Indemnifying Parties). This Section 6(d) shall survive the Closing. Litigation costs incurred by Purchaser and/or the World Reach Companies post-Closing relevant to the defense and/or prosecution of Pre-Closing Actions, or any settlements amounts applicable thereto that are paid by Purchaser or the World Reach Companies post-Closing, shall be deducted from the Deferred Purchase Price, subject to Purchaser providing Sellers with a reasonably documented accounting thereof. Notwithstanding the foregoing, if Purchaser or any of its Affiliates (other than the World Reach Companies) are added as a party to any Pre-Closing Action, then Purchaser shall have the right to control the Pre-Closing Action in accordance with Section 36(d).

e.	Pre-Closing Tax Return Filings. HLTT shall, within sixty (60) days of the Closing Date and at HLTT’s sole cost and expense, cause the following Tax Returns to be filed and all amounts associated therewith to be paid: (i) if applicable, at HLTT’s discretion, an amended 2022 Tax Return applicable to each of the World Reach Companies within sixty (60) days of the Closing Date; (ii) an amended 2023 Tax Return for each of the World Reach Companies; (iii) an amended 2024 Tax Return for each of the World Reach Companies; and (iv) a 2025 Tax Return for each of the World Reach Companies relating solely to the period commencing on January 1, 2025 and ending on the Closing Date. At least seven (7) days prior to filing any such Tax Return for the World Reach Companies, HLTT shall provide Purchaser with a copy or copies thereof, as applicable, for Purchaser’s review and reasonable comment. For so long as any such Tax Returns have not been filed and paid for, Purchaser shall be permitted (x) to pause remittance of all Eligible Collections collected, notwithstanding any provision in this Agreement to the contrary; and (y) pursuant to the Notes, to pause payment of the Deferred Purchase Price until all such Tax Returns have been filed and paid for,.

7.	Indemnification of Pre-Closing Liabilities. Solely as between the Parties and the World Reach Companies for the purpose of allocating ultimate responsibility for the Sellers’ Pre-Closing Liabilities (defined below) among themselves, Purchaser shall not assume and shall not be ultimately liable for any pre-Closing Liabilities of the World Reach Companies or Sellers’ Units, which arise from or relate to the period prior to the Closing Date, or any pre-Closing Liabilities of Sellers whatsoever including, without limitation, the following Liabilities (to the extent that such Liabilities are not set forth on Schedule 13(a)(xii) and deducted from the First Installment at the Closing pursuant to Section 4(c), shall be subject to indemnification by Sellers in accordance with Section 34, 36, and 37) (collectively, the “Sellers’ Pre-Closing Liabilities”):

a.	all trade accounts payable of the World Reach Companies to third parties in connection with the Business that remain unpaid as of the Closing Date;

b.	all Liabilities and obligations under Contracts arising from the ownership, operation and conduct of the Business of the World Reach Companies before the Closing;

c.	all Liabilities for (i) Taxes with respect to the Business of the World Reach Companies or the Assets for any pre-Closing Tax Period and (ii) transfer Taxes for which Purchaser is responsible as a result of the Closing;

d.	all current Liabilities of the Business incurred as of the Closing Date;

e.	any liabilities or obligations of the World Reach Companies not arising out of or relating to Seller’s ownership or operation of the Business of the World Reach Companies and the Assets prior to or on the Closing Date;

f.	to the extent arising prior to or on the Closing Date, any default or breach of any Contract, breach of warranty, tort, infringement, violation of Laws or environmental, health or safety matter, including, without limitation, any arising under any Environmental Laws or relating to Hazardous Substances;

g.	any Liabilities for (i) Taxes with respect to the Business for any Pre-Closing Tax Period, (ii) Taxes of Sellers, including any liability of Sellers for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provisions of state, local or foreign law), as a transferee or as a result of a Tax sharing or similar agreement, and (iii) transfer Taxes for which Seller is responsible;

h.	any Liabilities arising out of or relating to (i) the employment (including the application for or termination of employment) of any Business Employee by Seller prior to or on the Closing Date, or (ii) the provision of services by any other Person to Seller prior to or on the Closing Date;

i.	any Liabilities of Sellers/the World Reach Companies (including any liabilities resulting from unfunded liabilities under any employee benefit plan subject to ERISA) under any benefit plan, employment, benefit or compensation, pension, profit-sharing or welfare plans, Contracts, employment agreements or offer letters, policies, practices or arrangements, oral or written, covering the Business Employees, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, equity-based, incentive and bonus plans;

j.	any bonuses (including stay bonuses, transaction bonuses or similar bonuses), severance payments, retention payments and other change-of-control payments payable to any officer, employee or director of Sellers or the Business in connection with this Agreement and the employer portion of any Payroll Taxes related thereto;

k.	any Liabilities arising out of or related to Indebtedness incurred prior to Closing;

l.	any Liabilities arising out of or related to transaction expenses;

m.	any Liabilities arising out of any Action that is pending as of the Closing Date or that is brought subsequent to the Closing Date with respect to events occurring prior to or on the Closing Date (the “Pre-Closing Actions”), including without limitation, the Tyumen Action; and

n.	any Liabilities arising from, relating to or in connection with the Business or the acts or omissions of any of the World Reach Companies prior to Closing.

Notwithstanding the structuring of the transactions contemplated by this Agreement as an equity sale rather than as an asset sale, and in furtherance of the Sellers’ indemnification obligations for the Sellers’ Pre-Closing Liabilities, the Parties acknowledge and agree that, to the maximum extent permitted under applicable Law and solely as a binding covenant effective among the Parties, only, it is their mutual intent and desire for the Sellers’ Pre-Closing Liabilities to be treated as if such Liabilities were “excluded liabilities,” as the term is customarily used in transactions structured as asset sales rather than as equity sales (i.e., such that it is as if the ultimate responsibility for any such Liabilities had not been legally transferred by reason of the Closing to Purchaser and its principals but, instead, had been legally retained by Sellers and their respective principals).

8.	Real Property. Sellers represent and warrant to Purchaser as follows:

a.	Schedule 8(a) sets forth a true, correct and complete list, including addresses, of each leasehold interest in real property leased, subleased, or licensed to or by, or for which a right to use or occupy has been granted to the World Reach Companies (the "Real Property"), and the Real Property listed on such Schedule 8(a) is all of the Real Property used by the World Reach Companies in connection with the Business.

b.	Schedule 8(a) also identifies each document or instrument pursuant to which any Real Property is leased, subleased, or licensed (each a "Real Property Lease") and except for the foregoing, there are no written or oral subleases, licenses, concessions, occupancy agreements, or other contractual obligations granting to any Person (other than the World Reach Companies) the right of use or occupancy of the Real Property. No Affiliate of the World Reach Companies are the owner, lessor, sublessor, or licensor under any Real Property Lease except as set forth on Schedule 8(a). There are no defaults by the World Reach Companies under any Real Property Lease, and to Seller’s Knowledge, no other party thereto is in default. Each Real Property Lease is, and at Closing will be, in full force and effect. All obligations, which have accrued under each Real Property Lease prior to the Closing Date shall be performed on or before the Closing Date.

c.	Sellers have delivered or made available to Purchaser accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect.

d.	To Seller’s Knowledge, there is no pending or threatened appropriation, condemnation or similar Action affecting the Real Property. There has been no material destruction, damage or casualty with respect to any of the Real Property. The Real Property is (i) in good condition and repair (subject to normal wear and tear) and (ii) sufficient for the operation of the Business conducted therein as it is currently conducted and as it is presently proposed to be conducted. The condition and use of the Real Property conforms to each applicable certificate of occupancy and all other permits required to be issued in connection with the Real Property. Neither Seller nor the World Reach Companies have received notice (i) from any insurance company of any defects or inadequacies in the Real Property that would affect adversely its insurability or increase the cost of insurance,

(ii) which requires the performance of any work or alterations on the Real Property or in the streets bounding thereon, or (iii) which orders the installation, repair or alteration of any public improvements on the Real Property or the streets bounding thereon. All existing insurance policies covering the Real Property shall be maintained by Seller in full force and effect until the Closing Date. No labor has been performed or material furnished for the Real Property, in any material amounts, for which it has not heretofore fully paid, or for which any mechanics’ or materialmans’ liens, or any other lien, can be lawfully claimed by any Person.

e.	To the Seller’s Knowledge, the Real Property is in compliance with all laws, rules, regulations, health and sanitation codes, zoning ordinances, environmental assessment and impact requirements and with the terms of all permits applicable to the Real Property. Without limiting the foregoing, to Seller’s Knowledge, the Real Property is in compliance with all Environmental Laws. Seller has not received written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, the presence or release of any Hazardous Substance at the Real Property, or of any other claim, demand or action by any individual or entity alleging any actual or threatened injury or damage to any person or entity, property, natural resource or the environment arising from or relating to the presence or release of any Hazardous Substances at, on, under, in, to or from the Real Property.

f.	The World Reach Companies do not own, nor have the World Reach Companies previously owned, any real property whatsoever.

9.	Third Party Consents. Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 9, to the extent that the indirect transfer to Purchaser of any Asset at Closing would knowingly result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, the Closing shall occur, notwithstanding the foregoing, without any adjustment to the Purchase Price on account thereof so long as such Asset is not reasonably necessary for Purchaser and the World Reach Companies to continue to carry out the Business as currently conducted, and in such event, receipt of all such consents, authorizations, approvals and waivers necessary for Purchaser to receive the full benefit of such reasonably necessary Asset after Closing shall be a Purchaser’s Condition Precedent to Purchaser’s obligations under this Agreement. Without limiting the foregoing, all consents required under any Real Property Leases in connection with the transactions contemplated herein shall be an express condition to Closing. Following the Closing, Sellers and Purchaser shall use commercially reasonable best efforts, and shall cooperate with each other, and Sellers shall cause their Affiliates to use commercially reasonable best efforts and cooperate with Purchaser, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Purchaser shall be solely responsible for Liabilities and obligations arising from and after the Closing Date and solely benefit from the Assets from and after the Closing Date; provided, however, that no Seller nor Purchaser shall be required to pay any consideration therefor.

10.	Reserved.

11.	Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Effective Date remotely by means of videoconference or email in escrow through the Escrow Agent as the Parties may mutually agree; provided, that all the Conditions Precedent and closing deliverables required under this Agreement are either satisfied or waived. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

12.	Closing Deliverables.

a.	At or before the Closing, Sellers shall deliver to Purchaser, or the Escrow Agent, as applicable, the following:

i.	an assignment of each respective Sellers’ Units in WR Holdings in the form attached hereto as Exhibit H (the “Membership Interest Assignment”), executed by Sellers;

ii.	the Pre-Closing Receivables Assignment, executed by Sellers;

iii.	the Assignment and Collaboration Agreement by and between Dr. Douglas Schmid, Olmstead, Pesoli, and Papyrus Therapeutic LLC, in the form attached hereto as Exhibit I (the “Developing Products Agreement”), executed by Dr. Schmid, Olmstead, and Pesoli;

iv.	a certificate of good standing with respect to each of the World Reach Companies, which shall be dated not more than thirty (30) days prior to the Closing Date;

v.	a certificate from the secretary (or equivalent officer) of each of the World Reach Companies, dated as of the Closing Date, certifying that correct and complete copies of such World Reach Company’s articles of organization (or equivalent chartering document) and operating agreement, as amended, are attached thereto;

vi.	proof of resignation of all of the applicable World Reach Company officers and directors (or managers, as applicable), if any, effective as of the Closing Date;

vii.	a resolution/certificate of the secretary (or equivalent officer) of each Seller certifying (i) the names and signatures of the officers of such Seller who are authorized to sign this Agreement and the Transaction Documents and the other documents to be delivered hereunder and thereunder by such Seller, (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers and, if applicable, the requisite members or shareholders of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by such Seller, and (iii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

viii.	if applicable, a letter or other agreement reasonably acceptable to Purchaser from each of the World Reach Companies’ creditors who have an Encumbrance on any portion of the Assets completely and unconditionally terminating such Encumbrance releasing any claims or rights that such creditor has or may have with respect to such Assets, or providing reasonably appropriate assurances that such Encumbrances will be released at the Closing, together with documents necessary to effectuate such releases including without limitation UCC termination agreements as applicable, such that Purchaser shall acquire the Assets at the Closing free and clear of all Encumbrances, other than Permitted Encumbrances;

ix.	a closing statement executed by Sellers and the World Reach Companies setting forth in reasonable detail the financial transactions contemplated by this Agreement to be consummated at the Closing (the “Closing Statement”), including without limitation, the adjustments provided for in Section 4(c) and Section 5;

x.	evidence satisfactory to Purchaser that all of the following payments owed by the World Reach Companies were made in full or deducted from the First Installment in accordance with Section 4(c):

1.	all utilities through the last date of the month immediately preceding the month that the Closing Date resulted;

2.	all employer / employee taxes required by all applicable States with respect to any Business Employee;

3.	all credit card accounts of the World Reach Companies;

4.	all lines of credit; and

5.	all amounts owed through the Closing Date for all insurance policies; and

6.	any and all Sellers’ Pre-Closing Liabilities owed and payable by the World Reach Companies as of the Closing Date.

xi.	escrow disbursement instructions, in substantially the form attached as Exhibit A to the Escrow Agreement, executed by Sellers;

xii.	the Olmstead Consulting Agreement, executed by Olmstead;

xiii.	the Release Agreements, fully executed; and

xiv.	the WR Med Release, fully executed.

b.	At or before the Closing, Purchaser shall deliver to Sellers, or the Escrow Agent, as applicable, the following:

i.	the First Installment of the Purchase Price, subject to the credits and adjustments set forth in Section 4(c) and Section 5 and as further specifically provided in the Closing Statement;

ii.	the Membership Interest Assignment, executed by Purchaser;

iii.	the Pre-Closing Receivables Assignment, executed by Purchaser and the World Reach Companies;

iv.	the Developing Products Agreement, executed by Papyrus Therapeutic LLC;

v.	a counterpart to the Closing Statement, executed by Purchaser;

vi.	a resolution/certificate of the secretary (or equivalent officer) of Purchaser certifying (i) the names and signatures of the officers of Purchaser who are authorized to sign this Agreement and the Transaction Documents and the other documents to be delivered hereunder and thereunder by Purchaser, (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers and all members or shareholders of Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Purchaser, and (iii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

vii.	the Loan and Security Documents, executed by Purchaser;

viii.	the Olmstead Consulting Agreement, executed by WRH; and

ix.	escrow disbursement instructions, in substantially the form attached as Exhibit A to the Escrow Agreement, executed by Purchaser.

13.	Representations and Warranties of the Parties.

a.	Sellers’ Representations and Warranties. Sellers represent and warrant to Purchaser as follows:

i.	Authorization. The World Reach Companies are duly organized, validly existing and in good standing under the Laws of the State of Delaware and have all necessary corporate or entity power and authority to own, operate or lease the properties and assets now owned, operated or leased by them and to carry on the Business as currently conducted. Except as would not, individually or in the aggregate, be expected to result in a Material Adverse Effect, the World Reach Companies are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the ownership of the Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

1.	Sellers have all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Sellers are a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers of this Agreement and any other Transaction Document to which Sellers are a party, the performance by Sellers of their obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Sellers are or will be a party has been duly executed and delivered by Sellers (assuming due authorization, execution and delivery by Purchaser and each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

ii.	No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of any obligation of Sellers and/or the World Reach Companies, (ii) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon the Assets (other than a Permitted Encumbrance), or (iii) violate or result in a breach of, or constitute a default under, any judgment, statute, order, decree, rule or regulation of any court or governmental agency to which Sellers, the World Reach Companies or the Assets are subject.

iii.	Title to Assets; Sufficiency, Condition. Sellers, by and through the World Reach Companies, own, and as of the Closing Date shall convey, good and marketable title to all the Assets, which as of the Closing Date will be free and clear of any Encumbrances (other than Permitted Encumbrances). The Assets constitute all the assets, tangible and intangible, of any nature whatsoever, necessary to carry on the Business.

iv.	Sellers’ Units. Sellers are the sole, exclusive and lawful owners of the Sellers’ Units and the Sellers’ Units constitute one hundred percent (100%) of all ownership, beneficial, and economic interests in WR Holdings and all voting rights with respect to WR Holdings. The Sellers’ Units are owned by Sellers free and clear of all Encumbrances (other than the above-referenced first-priority secured lien of WR Med, which shall be terminated and removed of record concurrent with or before the Closing) and no other Person owns or has any rights whatsoever in any of such Sellers’ Units. The Sellers’ Units are not subject to any preemptive rights and Seller has not assigned, pledged or otherwise encumbered any of the Sellers’ Units (excluding the above-referenced first-priority secured lien of WR Med, which shall be terminated and removed of record concurrent with or before the Closing), and no other Person has or has asserted any claims against Sellers with respect to the Sellers’ Units. No consents of any third parties not already obtained are needed in order to permit the sale and delivery of the Sellers’ Units hereunder. Seller has full power and authority to sell such Sellers’ Units. WR Holdings has not issued, and Sellers have not received, any certificates evidencing the Sellers’ Units.

v.	WR Holdings. WR Holdings is the sole, exclusive and lawful owner of the issued and outstanding equity interests of WRH (the “WRH Units”) and the WRH Units constitute one hundred percent (100%) of all ownership, beneficial, and economic interests in WRH and all voting rights with respect to the WRH. The WRH Units are owned by WR Holdings free and clear of all Encumbrances and no other Person owns or has any rights whatsoever in any of such WRH Units (other than the above-referenced first-priority secured lien of WR Med, which shall be terminated and removed of record concurrent with or before Closing). The WRH Units are not subject to any preemptive rights and WR Holdings has not assigned, pledged or otherwise encumbered any of the WRH Units (excluding the above-referenced first-priority secured lien of WR Med, which shall be terminated and removed of record concurrent with or before Closing), and no other Person has or has asserted any claims against WR Holdings with respect to the WRH Units. No consents of any third parties not already obtained are needed in order to permit the sale and delivery of the WRH Units hereunder. WR Holdings has full power and authority to sell such WRH Units. WRH has not issued, and WR Holdings has not received, any certificates evidencing the WRH Units.

vi.	Accuracy of Information. All due diligence, and all books and records and other information relating to the Assets, which Sellers supplied to Purchaser are, to Sellers’ Knowledge, true, accurate and complete in all material respects or omits or will omit to state any facts which are necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not materially misleading.

vii.	Regulatory Permits. Sellers and the World Reach Companies, if applicable, possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct the Business, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and Sellers have not received any notice of proceedings relating to the revocation or modification of any Material Permit.

viii.	Intellectual Property. To Sellers’ Knowledge, the World Reach Companies either (i) exclusively own, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest in and to all Intellectual Property Assets owned by or licensed to the World Reach Companies or (ii) have a valid license, pursuant to a written license agreement, in and to all such Intellectual Property of a third person used or held for use in the operation of the Business. The World Reach Companies have enforceable agreements with each of its skilled employees providing that any developments by the employee while in the World Reach Companies’ employ was work made for hire, who’s right of use is owned by the World Reach Companies. The World Reach Companies have not received a notice (written or otherwise) that any of the Intellectual Property Assets has expired, terminated, been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. The World Reach Companies have not received a written notice of a claim that any of the Intellectual Property Assets violates or infringes upon the rights of any third party and, to the Knowledge of Sellers, none of the Intellectual Property Assets, as used by the World Reach Companies in the operation of the Business, violates or infringes upon the rights of any third party, except as could not have or could reasonably be expected to not have a Material Adverse Effect on the Business. All such Intellectual Property Assets are enforceable and, to the Knowledge of Sellers, there is no existing infringement by any third party of any of the Intellectual Property Assets. The World Reach Companies have taken reasonable security measures to protect the secrecy, confidentiality, and value of all of the Intellectual Property Assets, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business.

ix.	Contracts. Schedule 13(a)(ix) sets forth a true and correct list of the Contracts of the World Reach Companies in effect as of the Closing Date. The Contracts of the World Reach Companies are freely transferrable by operation of law and have not, in the past six (6) months, been modified, pledged, assigned, or amended except, if and as applicable, in the Ordinary Course of Business and/or in connection with Closing the transactions contemplated hereby. Each such Contract is valid and binding on the World Reach Companies that is a party thereto and on the applicable third party thereto in accordance with its terms and is in full force and effect. The World Reach Companies are not knowingly in breach of or in default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any such Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any such Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each such Contract, together with all amendments thereto, have been provided to Purchaser. Except as set forth on Schedule 13(a)(ix), there are no disputes pending or threatened under any such Contract and all work previously performed thereunder by the World Reach Companies was performed in accordance with all applicable Laws. Except as set forth and identified on Schedule 13(a)(ix), there are no agreements, arrangements, Contracts or other commitments between any of the World Reach Companies, on the one hand, and Sellers or any of their respective members, managers, directors, officers or other Affiliates, on the other hand.

x.	Taxes. Except where the World Reach Companies have properly filed for an extension or as otherwise disclosed on Schedule 13(a)(x), the World Reach Companies have duly paid or made appropriate accruals for the payment of all taxes, assessments, fees and other governmental charges upon any of its properties and assets to have been paid or accrued by it. The World Reach Companies confirm that all county-related sales taxes owed by the World Reach Companies through the Closing Date, if any, have been paid by the World Reach Companies.

xi.	Compliance with Laws. The World Reach Companies are in compliance with all applicable federal, state and local Laws in all material respects. The World Reach Companies have not received any claim or notice, written or oral, from any federal, state or local Governmental Authority that any of the World Reach Companies’ properties or activities violate any federal, state or local Law.

xii.	Legal Proceedings. Except as set forth on Schedule 13(a)(i)(xii) attached to this Agreement, there are no Actions pending or, to the Knowledge of Sellers, threatened before any Governmental Authority against the World Reach Companies or the Assets, or which otherwise affect the Sellers’ Units or the Business, nor to the Knowledge of Sellers, is there any basis for any such Action against the World Reach Companies or the Assets including, without limitation, violation of the intellectual property rights, breach of contract, improper professional practice, the employment of labor, wages, hours, collective bargaining, contributions to pension or benefit plans, payment of Social Security taxes, employment discrimination, harassment or hostile work environment.

xiii.	Employees.

1.	Schedule 13(a)(i)(xiii)(1) sets forth all agreements of the World Reach Companies with any Business Employee (the “Employee Agreements”), which will remain effective after the Closing Date. No modification or amendments have been made to any of the Employee Agreements except as set forth in Schedule 13(a)(i)(xiii)(1).

2.	The World Reach Companies are not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of the Business Employees. Without limiting the foregoing, (i) no labor organization or group of employees has sought to organize any Business Employees for purposes of collective bargaining, made a demand for recognition or certification, or filed a petition for recognition, (ii) there has not been, nor, to the Knowledge of Sellers, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the World Reach Companies or any of the Business Employees, and (iii) no unfair labor practices or other labor-related grievances have been filed against the World Reach Companies.

3.	If applicable, the World Reach Companies have been in material compliance with all applicable Laws pertaining to employment and employment practices, including, but not limited to Laws relating to wages, overtime, expenses, sick time, leave, contributions, classification of contractors and employees, reductions in force, hours, meal and rest periods, employment discrimination and equal opportunity laws, harassment, collective bargaining, labor relations, occupational safety and health, disability, background checks, drug and alcohol testing, immigration, the Employee Plans (as hereinafter defined) and the payment of Social Security and other taxes.

4.	Schedule 13(a)(i)(xiii)(4) sets forth a true, accurate and complete list of the Business Employees, including their name, date of hire, and job title/classification, total salary, bonus, fringe benefits, perquisites, Accrued PTO (as hereinafter defined) and other compensation of any type. The Business Employees are all of the employees hired by the World Reach Companies.

5.	Except as set forth on Schedule 13(a)(i)(xiii)(5), there are no employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, health, welfare, medical, dental, disability, life insurance and similar material plans, programs, arrangements or practices relating to the Business that are maintained sponsored or contributed to by the World Reach Companies or its Affiliates for the benefit of the Business Employees, whether funded or unfunded, insured or self-insured, registered or unregistered (collectively, the “Employee Plans”). Without limiting the foregoing, except as set forth on Schedule 13(a)(i)(xiii)(5), none of the World Reach Companies sponsor or maintain any “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for the Business Employees, and none of the World Reach Companies sponsor or maintain, and none of the World Reach Companies has sponsored or maintained within the last five years, any Employee Plans subject to Title IV of ERISA.

xiv.	Closing Date Indebtedness. To the Knowledge of Sellers, Schedule 13(a)(xiv) attached to this Agreement sets forth a complete and correct list of all Liabilities of an economic nature including, without limitation, all Indebtedness and accounts payable, of the World Reach Companies that are outstanding as of the Closing Date (the “Closing Date Indebtedness”).

xv.	Reserved.

xvi.	Absence of Certain Changes, Events and Conditions. As of the Closing Date, the World Reach Companies have operated the Business in the Ordinary Course of Business in all material respects and there has not been, with respect to the Business, any event or circumstance that, individually or in the aggregate, has had as of the Closing Date or is reasonably expected to have after the Closing Date a Material Adverse Effect. Except as set forth in the Company Financial Statements, none of the World Reach Companies have (i) except in the usual and Ordinary Course of Business sold any of the Assets, (ii) except with respect to Encumbrances arising by operation of law, permitted or allowed any of the Assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (iii) written down the value of any of the Assets, except for write-downs and write-offs in the Ordinary Course of Business, none of which are material or revalued any of the Assets, (iv) to the Knowledge of Seller, entered into a material transaction pertaining to the Assets other than in the Ordinary Course of Business or made any change in any method of accounting or accounting practice, or (v) canceled, or failed to continue, insurance coverages.

xvii.	Financial Statements. Sellers have provided profit and loss statements for each of the World Reach Companies for the annual periods ending December 31, 2023, and December 31, 2024, as well as the latest interim statements for the period ending on January 31, 2025 (such financial statements being herein called "Company Financial Statements"). To the Knowledge of Sellers, the Company Financial Statements are true, complete and accurate in all material respects, have been based upon the information contained in the books and records of the World Reach Companies and present fairly the assets, liabilities and financial condition of the World Reach Companies as at the respective dates thereof and the results of its operations for the periods ended at the respective dates thereof, in each case prepared in conformity with GAAP applied on a consistent basis throughout the periods involved and with prior periods. To the Knowledge of Sellers, the Company Financial Statements do not contain any material inaccuracy and do not suffer from any material omissions in accordance with GAAP.

xviii.	Absence of Undisclosed Liabilities. Except (a) as set forth on Schedule 13(a)(i)(xviii), (b) as disclosed, reflected or reserved against in the Company Financial Statements, (c) for Liabilities incurred in the Ordinary Course of Business accruing after the date of the most recent Company Financial Statements, (d) as expressly permitted or contemplated by this Agreement and (e) for Liabilities which have been discharged or paid in full in the Ordinary Course of Business, no World Reach Company has any Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Seller or any directors, officers or employees of Seller, whether due to become payable and regardless of when or by whom asserted), that are material or that would be required by GAAP to be reflected on a consolidated balance sheet of the World Reach Companies (or in the notes thereto).

xix.	Manufacturing Company. WRH and HTWC, an Affiliate of HLTT, are parties to that certain Exclusive Distributor Agreement dated as of January 27, 2023, and as amended on March 1, 2025 (the “Distribution Agreement”), pursuant to which, WRH distributes certain healthcare products manufactured by HTWC. Other than the Distribution Agreement, none of the World Reach Companies have entered into any other agreements with HTWC, including any other agreement for distribution. Sellers have provided to Purchaser a true, correct and complete copy of the Distribution Agreement, together with any amendments or documents ancillary thereto, and such Distribution Agreement remains in full force and effect subject to no defaults, offsets or defenses.

xx.	Manufacturing Company Financial Statements. HTWC has provided to Purchaser unaudited profit and loss statements for HTWC for the annual periods ending December 31, 2023, and December 31, 2024, as well as unaudited interim statements for the period ending on March 31, 2025 (such financial statements being herein called the "Manufacturing Company Financial Statements"). To the Knowledge of HLTT, the Manufacturing Company Financial Statements are true, complete and accurate in all material respects, have been based upon the information contained in the books and records of HTWC and present fairly the assets, liabilities and financial condition of HTWC as at the respective dates thereof and the results of its operations for the periods ended at the respective dates thereof, in each case prepared in conformity with GAAP applied on a consistent basis throughout the periods involved and with prior periods. To the Knowledge of HLTT, the Manufacturing Company Financial Statements do not contain any material inaccuracy and do not suffer from any material omissions in accordance with GAAP.

xxi.	Manufacturing Employees. There is no agreement prohibiting either HTWC’s Chief Science Officer (Doug) or Vice President of Sales (Teddy) from (i) leaving the employ of HTWC, (ii) working at another employer while employed by HTWC, or (iii) working for WRH. There is no agreement restricting or prohibiting the World Reach Companies from hiring or soliciting any employee or independent contractor of HTWC. WRH or its Affiliates shall be permitted to employ HTWC’s Chief Science Officer, Vice President of Sales, or other employee or independent contractor at any time on terms agreed upon by the subject Person in the Person’s sole discretion.

b.	Purchaser’s Representations and Warranties. Purchaser represents and warrants to Sellers as follows:

i.	Authorization. Purchaser is a Delaware limited liability company duly organized and validly existing and with active status under the laws of the State of Delaware with all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, and similar laws affecting creditors’ rights and general equity principles.

ii.	No Violation. Neither the execution and delivery of this Agreement or of any other Transaction Document to which Purchaser is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of any obligation of Purchaser, or (ii) violate or result in a breach of, or constitute a default under, any judgment, statute, order, decree, rule or regulation of any court or governmental agency to which Purchaser is subject.

iii.	Sufficiency of Funds. Purchaser currently has, and will have as of the Closing Date and at all times while any amount of the Purchase Price remains outstanding under the Loan and Security Documents, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price as well as on or before Closing, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the First Installment and consummate the transactions contemplated by this Agreement.

iv.	Legal Proceedings. There are no Actions or other legal proceedings pending or, to Purchaser’s knowledge, threatened in writing against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any other Transaction Document.

14.	Intellectual Property. Sellers represent and warrant to Purchaser as follows:

a.	Sellers have set forth on Schedule 14 an accurate and complete list of:

i.	all Domain Names included in the Intellectual Property Assets of which the World Reach Companies are the registrant or beneficial owner specifying for each its registrant (and, if anonymized, the beneficial owner) and renewal date, and whether it is active (collectively, the “Business Registered Domain Names”);

ii.	all registered Marks, pending applications for registration of Marks included in the Intellectual Property Assets (collectively, the “Business Registered Marks”); and

iii.	all registered and material unregistered Copyrights (including, without limitation, software programs and proprietary databases) and all pending applications for registration of Copyrights included in the Intellectual Property Assets (collectively, the “Business Registered Copyrights” and, together with the Business Registered Domain Names and the Business Registered Marks, the “Business Registered IP”), indicating as to each item in (i)-(ii) as applicable:

1.	the current owner;

2.	the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed,

3.	the respective issuance, registration, or application number of the item, and

4.	the dates of application, issuance or registration of the item.

iv.	All other Intellectual Property Assets, if any.

v.	The World Reach Companies have timely paid all filing, extension, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Intellectual Property Assets, and all documents, assignments, recordations and certificates necessary to be filed by the World Reach Companies to maintain the effectiveness of the Intellectual Property Assets and to secure and record title to the Intellectual Property Assets have been filed with the relevant patent, copyright, trademark or other authorities in the United States or other foreign jurisdictions, as the case may be, so that no item has lapsed, expired or been abandoned or canceled other than in the Ordinary Course of Business.

b.	To the Knowledge of Sellers, all Intellectual Property Assets in which the World Reach Companies have rights and which are material to the conduct of the Business (i) are valid and enforceable and (ii) are not subject to any outstanding injunction, judgment, order, decree, ruling or charge, including allegations of infringement, against the World Reach Companies of which the World Reach Companies have received notice.

c.	The World Reach Companies own all right, title and interest in and to the Intellectual Property Assets and are entitled to use such Intellectual Property Assets in the operation of the Business as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances. The World Reach Companies own all right, title and interest in and to, or have a valid, enforceable and continuing license or right to use, practice, manufacture, have manufactured, sell, offer for sale, import, export, exploit and license, each other item of Intellectual Property Assets (“Intellectual Property Rights”) included in the Intellectual Property Assets, and are entitled to use such Intellectual Property Assets in the operation of the Business as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances. For the avoidance of doubt, the representations and warranties set forth in this Section 14(c) do not apply to the infringement upon or misappropriation or violation of the Intellectual Property of any third party, which are covered in this Section 14(c).

15.	Employees and Employee Benefits Matters.

a.	Post-Closing, the Business Employees identified in the “Personnel List,” a copy of which is attached hereto and incorporated herein for reference as Schedule 15, will continue their employment, subject to an at-will unwritten employment arrangement, except for those such employees that have existing written employment agreements or offer letters as set forth on Schedule 13(a)(i)(xiii)(1) (which written employment agreements and offer letters shall remain the obligations of the applicable World Reach Company that is a party thereto and shall survive the Closing in accordance with their respective terms), or as independently negotiated and consummated between Purchaser, the applicable World Reach Companies and each Business Employee. Post-Closing, all independent contractors of the Company identified on Schedule 15 are anticipated to continue their relationship with the World Reach Companies pursuant to their applicable contracts after Closing. As of the Closing Date, the World Reach Companies shall continue to be responsible for any liability, obligation or commitment arising out of or relating to the (i) employment (including the application for or termination of employment) of any Business Employee, and (ii) the provision of services by any other Person to Purchaser, in each case which arise and relate to the period from and after the Closing Date. Except pursuant to the Employee Agreements, nothing in this Agreement shall obligate Purchaser to cause the World Reach Companies to continue the employment of any Business Employee for any particular period of time after the Closing. Nothing in this Agreement shall create any right in favor of any Person not a party hereto, including without limitation, the Business Employees, or constitute an employment agreement or condition of employment for any Business Employee. At the Closing, Sellers shall provide Purchaser with a credit in the amount of 100% of the accrued PTO, which is defined as accrued by the World Reach Companies for wages, paid time off, sick-time, vacation, bonuses, and commissions (if any) are the amounts due by World Reach Companies to the Employees as of the Closing Date, together with any associated Taxes (the “Accrued PTO”). Thereafter, Purchaser shall be responsible for paying the Accrued PTO. In the event that Purchaser discovers after the Closing Date that the actual amount owed to the Employees is greater or less than the amount of the Accrued PTO credited to Purchaser, Sellers shall pay to Purchaser, or Purchaser shall pay to Sellers, as the case may be, within ten (10) days after receiving written notice thereof, an amount equal to such deficiency or surplus.

16.	Taxes. Sellers represent and warrant to Purchaser as follows:

a.	The World Reach Companies are not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

b.	There are no Encumbrances other than Permitted Encumbrances for Taxes upon any of the Assets nor is any Governmental Authority in the process of imposing any Encumbrances for Taxes on any of the Assets, other than Permitted Encumbrances.

c.	No power of attorney that is currently in effect has been granted by the World Reach Companies with respect to the Business or the Assets (other than powers of attorney granted in the Ordinary Course of Business, such as to a payroll provider).

d.	The Assets do not include any stock or other ownership interests in any corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.

e.	None of the Assets are (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

f.	The World Reach Companies are not a party to any Tax allocation, Tax sharing or Tax indemnification agreement other than any such agreement entered into in the Ordinary Course of Business (such as a loan or a lease) the primary purpose of which is unrelated to Taxes. The World Reach Companies have not ever been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar provision of state, local or foreign Law (other than an affiliated group the parent of which is Seller).

g.	The World Reach Companies are not currently a party to any pending examination, audit, Action, administrative or judicial proceeding relating to Taxes, nor, to the Knowledge of Sellers, has any examination, audit, Action or proceeding been threatened in writing by any Governmental Authority, and no claim for assessment or collection of Taxes which previously has been asserted relating in whole or in part to the World Reach Companies that remains unpaid.

17.	Brokers. Sellers represent and warrant to Purchaser that no broker, finder, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers or the World Reach Companies. Purchaser represents and warrants to Sellers that no broker, finder, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser.

18.	Operation of the Business. No part of the Business is currently operated through any entity other than the World Reach Companies.

19.	Privacy and Data Security. Sellers represent and warrant to Purchaser as follows:

a.	The World Reach Companies, to the Knowledge of Sellers, have been and are in compliance in all material respects with all applicable Law regarding the collection, creation, processing, use, disclosure, storage, transfer and secure destruction of Sensitive Data, which was collected or processed in connection with the Business (collectively, “Data Protection Laws”). Except as would not, individually or in the aggregate, be expected to be material to the Business taken as a whole, the World Reach Companies has made all required material filings, disclosures and registrations under applicable Data Protection Laws with any relevant Governmental Authority, to the extent applicable, and all such filings, disclosures and registrations are current and up-to-date) in all material respects.

b.	To the extent required under applicable Law, the World Reach Companies have established, implemented, and maintain privacy, data security and cybersecurity policies, programs and procedures that are in compliance in all material respects with any applicable Law, applicable industry practices, and the World Reach Companies’ obligations under any Contracts, including reasonable and appropriate administrative, technical and physical safeguards, and disaster recovery, business continuity, and incident response plans, designed to protect the confidentiality, integrity, availability and security of Sensitive Data in its possession, custody or control against unauthorized access, use, disclosure or other misuse, and to safeguard their information technology systems against the risk of material business disruption.

c.	The World Reach Companies have complied and are in compliance with their online and internal privacy policies, to the extent they have any, in all material respects.

d.	There (i) have been no material failures, breakdowns, continued substandard performance, introduction of any malware, viruses, ransomware, bugs, or other malicious codes into any of the information technology systems of the World Reach Companies that have caused a material disruption or material interruption in or to the use of such information technology systems; (ii) there have been no privacy or data security breaches (including ransomware or a cyber-attack) resulting in the unauthorized access, acquisition, exfiltration, manipulation, erasure, use, or disclosure of any Sensitive Data or that triggered any reporting requirement under any breach notification Law or Contract provision; and (iii) to the Knowledge of Sellers, no service provider (in the course of providing services for or on behalf of the World Reach Companies) has suffered any material privacy or data security breach that resulted in the unauthorized access, acquisition, exfiltration, manipulation, erasure, use, or disclosure of any Sensitive Data.

20.	No Unlawful Payments; FCPA. Neither Sellers, the World Reach Companies, nor any director or officer of the World Reach Companies, nor, to the Knowledge of Sellers, any employee, agent, controlled affiliate or other Person acting on behalf of the World Reach Companies has, in the operation of the Business, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any government official or employee, (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made, offered, or taken an act in furtherance of any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

21.	Compliance with Anti-Money Laundering Laws. The operations of the Business by the World Reach Companies have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the World Reach Companies operates the Business, the applicable rules and regulations thereunder and any applicable, related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) and no Action by or before any Governmental Authority involving Seller or the World Reach Companies with respect to any applicable Anti-Money Laundering Laws is pending or, to the Knowledge of Sellers, threatened.

22.	No Conflicts with Sanctions Laws. Neither the World Reach Companies, nor, to the Knowledge of Sellers, any director, officer, agent or employee of the World Reach Companies is currently subject to any sanctions administered or imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) (collectively, “Sanctions”) in connection with the operation of the Business. Neither the World Reach Companies, nor, to the Knowledge of Seller, any director, officer, agent or employee of the World Reach Companies, is a Person that is, or is controlled by a Person that is (a) the subject of any Sanctions or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (currently, Russia, Cuba, Iran, North Korea, Sudan, and Syria).

23.	Compliance with Corporate Transparency Act. Purchaser shall cause the World Reach Companies to timely comply with any filing or notice requirements of the Corporate Transparency Act (the "CTA") applicable to the World Reach Companies as a result of Purchaser’s acquisition of Sellers’ Units at the Closing. Such compliance shall include, but not be limited to, the filing of any necessary amendments to each of the World Reach Companies’ beneficial ownership information report.

24.	Cash on Hand. At the Closing, Sellers shall cause Fifty Thousand United States Dollars and Zero Cents ($50,000.00 USD) in total available cash on hand to be in the existing bank accounts of WRH, which sum Sellers represent and warrant are sufficient for the continued operation of the Business in the Ordinary Course of Business for at least 30 days following the Closing. Prior to the Closing, Sellers shall have caused any cash on hand in excess of this sum to be transferred to Sellers or their designees.

25.	Confidentiality of this Agreement. Subject to Section 26, the terms of this Agreement may not be revealed by the Parties to any third party (except to each of the Party’s agent(s), attorney(s), accountant(s), shareholders, members and/or manager(s) who are subject to requirements of confidentiality, or if legally required to do so by statute, regulation, stock exchange requirements, judicial or governmental order or by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process in a judicial or governmental proceeding or in connection with legal action or arbitration to enforce this Agreement).

26.	Public Announcements. Purchaser and, upon the Closing, the World Reach Companies, on the one hand, and Sellers, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and shall not issue any such press release or make any such public statement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, that Sellers, Purchaser, and the World Reach Companies may, without the prior written consent of the other party, issue such press release or make such public statement as may, upon the advice of counsel, be required by applicable Law or stock exchange requirements.

a.	Notwithstanding the foregoing, following the Closing, the Purchaser may issue a press release or other public statement with respect to the this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, as long as such press release or public statement does not disclose the material terms of this Agreement or the other Transaction Documents (including the material terms of the consideration payable to Sellers) except to the extent required, upon the advice of counsel, by applicable Law or stock exchange requirements.

b.	Notwithstanding the foregoing, the Parties and their Affiliates, shall be permitted to disclose the terms of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby after the Closing (i) to authorized Representatives of the Parties or their Affiliates, (ii) to their and their Affiliates’ investors, and (iii) to their and their Affiliates, auditors, attorneys, financing sources, potential investors or other agents or any other Person to whom the Parties or their Affiliates discloses such information in the ordinary course of business (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the Parties shall be responsible to the other parties hereto for breach of this Section 26 or such confidentiality obligations by the recipients of its disclosure).

27.	Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to Purchaser; it being understood that any liabilities arising out of the failure of Sellers to comply with requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be Sellers’ responsibility and be treated as Retained Liabilities.

28.	Non-Solicitation/Non-Competition.

a.	Sellers agree that, for a period of two (2) years following the Closing Date, Sellers shall not and shall cause their respective Affiliates and representatives (including, without limitation, Pesoli and Olmstead) not to directly or indirectly, (i) contact, approach, hire or solicit for the purpose of offering employment or any similar arrangement any then-active Business Employee or independent contractor of the World Reach Companies (excluding arrangements involving sales representatives of then-active World Reach Companies in a line of business that is not directly or indirectly competitive with the Business, provided such arrangements will not adversely affect such sales representatives relationship with the World Reach Companies), or (ii) assist any other Person in hiring any then-active Business Employee or independent contractor; provided, however, that this Section 28(a) shall not prohibit general solicitations for employment through advertisements or other means not directly targeted at the employees or independent contractor of the Business (including, without limitation, Business Employees). For the avoidance of doubt, subject to clause (b), below, Sellers may hire Theodore Flores at any time if he is not then under the active employment of Purchaser or the World Reach Companies.

b.	Sellers agree that, for a period of two (2) years from the Closing Date, Sellers shall not and shall cause their respective Affiliates and representatives (including, without limitation, Pesoli and Olmstead) not to directly or indirectly, willfully induce or attempt to induce any then-active customer, supplier or other business relation of the Business to cease or refrain from doing business with the Business, or in any way willfully interfere with the relationship between any such customer, supplier or other business relation and the Business (including, without limitation, by making any negative or disparaging statements or communications regarding the Business).

c.	Sellers and their Affiliates (including without limitation Pesoli and Olmstead), shall not, in perpetuity following the Closing Date, own or control any equity interests in any Person which uses the name “World Reach Health” or “World Reach Holdings” or any combination or derivation thereof in any way in the United States. However, Pesoli shall be entitled to continue to own or control equity interests in World Reach, LLC, World Reach Pharma, LLC and World Reach Med, LLC and such other names that Purchaser may approve in writing from time to time upon Pesoli’s request, in each case subject to the requirements of clauses (a) and (b), above. Purchaser shall not unreasonably withhold its consent to the proposed use of a name containing the term “World Reach” if the name cannot reasonably be expected to result in public confusion and if the name will be used in connection with commercial operations that are not competitive with the operation of the Business. HLTT shall cause the dissolution of World Reach Properties, LLC and World Reach Commodities, LLC within sixty (60) days of the Closing Date if either such entity was not dissolved prior to the Closing Date.

29.	Further Assurances. Following the Closing, each of the Parties shall, and shall cause their Affiliates to, at such Party’s cost and expense without further consideration, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

30.	Reserved.

31.	Termination of Related Party Agreements. Except as otherwise set forth herein or in any other Transaction Document or as set forth on Schedule 31 attached to this Agreement, at or prior to Closing, all Contracts, whether written or oral, between a Seller and/or any of its Affiliates (excluding the World Reach Companies), on the one hand, and any Business Employee, on the other hand (the “Affiliate Agreements”), shall be terminated without any further force and effect, and Sellers and/or any of their Affiliates shall release the counterparties to such Contracts for any further liabilities or obligations with respect to the applicable Seller thereunder; provided, that this Section 31 shall not relieve Sellers of their other obligations under this Agreement with respect to the termination of the Affiliate Agreements.

32.	Reserved.

33.	Reserved.

34.	Indemnification By Sellers. After the Closing, subject to the other terms and conditions of this Section 34, Section 36, and Section 37, Sellers shall indemnify Purchaser, the World Reach Companies and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnified Parties”) against, and shall hold the Purchaser Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnified Parties based upon, arising out of, with respect to or by reason of:

a.	any material inaccuracy in or material, uncured breach of any of the representations or warranties of Sellers contained in this Agreement or in any Transaction Document (for purposes of calculating any Losses arising from such inaccuracy or breach and for purposes of determining whether there has been an inaccuracy in or breach of any such representation or warranty, such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality,” “Material Adverse Effect,” or similar qualifiers);

b.	any material, uncured breach or material non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement or in any Transaction Document that remains uncured despite Sellers being provided with a reasonable cure period of at least thirty (30) days;

c.	any Actions brought by third parties related to the Business, operations, properties, assets or obligations of the World Reach Companies conducted, existing or arising before the Closing including, without limitation, any such Action or other claim otherwise released by the World Reach Companies at the Closing under the Release Agreements;

d.	any Tax Returns filed by Sellers or the World Reach Companies for any tax years prior to the Closing Date, including without limitation, as may be amended pursuant to Section 6(e) hereof;

e.	any Sellers’ Pre-Closing Liabilities;

f.	any activity occurring within the Operating Accounts after the Closing which is not authorized in writing by Purchaser unless that unauthorized activity was taken by or at the direction of Purchaser or the World Reach Companies; or

g.	any Action brought by a third party arising out of or in connection with Purchaser’s use of a mark containing “World Reach Health” that infringes upon such third party’s trademark rights.

The indemnification obligations of Sellers hereunder shall survive the Closing Date for eighteen (18) months. Notwithstanding the foregoing, any of Sellers’ indemnification obligations relating to (i) Fundamental Representations, (ii) Tax Liabilities or (iii) Fraud, shall survive indefinitely to the applicable statute of limitations.

35.	Indemnification By Purchaser. After the Closing, subject to the other terms and conditions of this Section 35, Section 36, and Section 37, Purchaser shall indemnify each Seller and each of their respective Affiliates (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

a.	any material inaccuracy in or material, uncured breach of any of the representations or warranties of Purchaser contained in this Agreement or in any Transaction Document (for purposes of calculating any Losses arising from such inaccuracy or breach and for purposes of determining whether there has been an inaccuracy in or breach of any such representation or warranty, such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality,” “Material Adverse Effect,” or similar qualifiers);

b.	any material, uncured breach or material non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser or any of its Affiliates pursuant to this Agreement or any Transaction Document that remains uncured despite Purchaser being provided with a reasonable cure period of at least thirty (30) days;

c.	any Action brought by a third party related to the Business, operations, properties, assets or obligations of Purchaser or any of its Affiliates conducted or arising after the Closing; or

d.	the operation of the Business or the ownership and use of the Assets from and after the Closing and which relate to the period after the Closing.

The indemnification obligations of Purchaser hereunder shall survive the Closing Date for eighteen (18) months. Notwithstanding the foregoing, any of Purchaser’s indemnification obligations relating to (i) Fundamental Representations, (ii) Tax Liabilities, (iii) Pre-Closing Actions, or (iv) Fraud, shall survive indefinitely to the applicable statute of limitations.

36.	Indemnification Procedure.

a.	If any claim for indemnity (an “Indemnity Claim”) is asserted by a Party hereunder, such Party (an “Indemnified Party”) shall notify in writing (the “Claims Notice”) the other Party or Parties (each, an “Indemnifying Party”) required by the terms of this Agreement to indemnify the Indemnified Party within fourteen days of when the Indemnified Party incurred the subject Losses; provided, however, the failure or delay by an Indemnified Party to give prompt notice of any Indemnity Claim (if given prior to the expiration of any applicable survival periods) shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the Indemnity Claim, except to the extent that the Indemnifying Party can demonstrate actual material loss or prejudice as a result of such failure or delay.

b.	The Claims Notice shall describe the Indemnity Claim and the specific facts and circumstances in reasonable detail, shall include copies of any notices received by the Indemnified Party relating to such Indemnity Claim, and shall state the amount of Losses that have been or will be incurred (to the extent known or reasonably ascertainable).

c.	The Indemnifying Party shall defend and may compromise (subject to the limitations set forth below) any claim by a third party (“Third Party Claim”), at its own expense and by its own counsel, who shall be reasonably acceptable to the Indemnified Party. The Indemnified Party may participate, at its own expense, in the defense of any claim assumed by the Indemnifying Party. Without the approval of the Indemnified Party, which approval shall not be unreasonably withheld, conditioned or delayed, the Indemnifying Party shall not compromise a claim defended by the Indemnifying Party which would require the Indemnified Party to perform or take any action or to refrain from performing or taking any action or to pay any additional Persons in the future, which is not solely for the payment of money, and which does not include a full release of the Indemnified Party.

d.	Notwithstanding anything in this Section 37 to the contrary, if the Indemnifying Party fails or refuses to indemnify, save, defend, protect or hold the Indemnified Party harmless from and against a claim (or in the event sufficient funds are not available for such indemnification) and/or to diligently pursue the same to its conclusion, or in the event that an Indemnifying Party fails to timely report to the Indemnified Party the status of its efforts to reach a final resolution of a claim, or if an Indemnified Party determines in good faith that there is a reasonable probability that a proceeding will affect it or its Affiliates adversely other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such proceeding, but the Indemnifying Party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

e.	If, within fourteen days of the Indemnifying Party’s receipt of a Claim Notice involving a Third Party Claim, the Indemnifying Party has not notified the Indemnified Party that the Indemnifying Party will assume the defense, the Indemnified Party may assume control of the defense or compromise of such Indemnity Claim, and the costs and expenses of such defense, including costs of investigation and reasonable attorneys’ fees, shall be added to the damages associated with the Indemnity Claim. The Indemnified Party shall have the right to compromise such Indemnity Claim without the consent of the Indemnifying Party.

f.	The Party assuming the defense of any Indemnity Claim shall keep the other party reasonably informed at all times of the progress and development of the party’s defense of and compromise efforts related to such claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any claim.

g.	If the Indemnifying Party desires in good faith to dispute its obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have 14 days after receipt of a Claims Notice to give written notice of such objection, and the grounds therefor, and the Indemnified Party shall thereafter have 14 days to respond in writing to the objection of the Indemnifying Party. If after such fourteen -day period there remains a dispute as to any obligation, the Parties shall attempt in good faith for 30 days to negotiate and agree upon the rights of the respective Parties with respect to such disputed indemnification obligation. If no such agreement can be reached after good faith negotiation, the Indemnified Party may pursue such remedies as may be available to such Party.

37.	Limitations on Claims.

a.	Subject to Section 37(b), Sellers, in their capacity as indemnifying parties under Section 34, and Purchaser, in its capacity as an indemnifying party under Section 35, shall not have any obligation to indemnify any Purchaser Indemnified Party or Seller Indemnified Party, as applicable, until the aggregate of all such claimed Losses of the applicable Indemnified Party (for the avoidance of doubt, including any amount not claimed because of the operation of the threshold) exceeds an amount equal to One Hundred Fifty Thousand United States Dollars and Zero Cents ($150,000.00 USD) (the “Basket”), at which time the applicable Indemnifying Party shall be required to indemnify the applicable Indemnified Party for all Losses from and including the first dollar; provided, however, that the Basket shall not apply to any claim for indemnification for (i) Sellers’ operation of the Business or the ownership and use of the Assets prior to the Closing and relating to the period prior to the Closing, (ii) Purchaser’s operation of the Business or the ownership and use of the Assets from and after the Closing and relating to the period after the Closing, (iii) a breach of any covenant, (iv) any Fundamental Representation, (v) any Tax Liabilities, (vi) the Pre-Closing Actions, or (vii) in respect of any breach of any representation or warranty involving Fraud.

b.	The aggregate liability of Sellers under Section 34 or Purchaser under Section 35, as applicable, resulting from breaches of representations or warranties herein shall be limited as follows: with respect to Losses resulting from breaches of representations or warranties herein that are not Fundamental Representations, to an amount equal to twenty-five percent (25%) of the Purchase Price actually received by Sellers as of the time of the indemnification claim (which, if Purchaser is otherwise entitled to indemnification in accordance with the terms hereof, may be offset by prior written notice to Sellers against any portion of the Purchase Price or Eligible Collections not yet paid or payable or collected and remitted, as applicable) (collectively, the “Cap”); provided that any claim for indemnification in respect of any breach of any covenant or any representation or warranty involving Fraud shall not be subject to the Cap. Notwithstanding anything to the contrary set forth herein, in no event shall the Cap apply with respect to (i) any Seller’s Pre-Closing Liabilities, including, without limitation, the Closing Date Indebtedness (as may be adjusted post-Closing in accordance with Section 4(d)) except in each case to the extent not previously credited to the Purchase Price, and, for the avoidance of doubt, costs and expenses incurred in connection with any Pre-Closing Actions, (ii) any Fundamental Representation, (iii) Purchaser’s operation of the Business or the ownership and use of the Assets from and after the Closing relating to the period after Closing, (iv) Tax Liabilities, and (v) Fraud. Without limiting the foregoing, any Losses incurred by the Purchaser Indemnified Parties to which they are entitled to indemnification in accordance with the terms hereof shall first, by prior written notice to Sellers from Purchaser, be offset against any portion of the Purchase Price not yet paid or payable under the Notes or Eligible Collections collected but not yet remitted to Sellers, with such offset to be proportionately applied among the Notes and Sellers prior to Sellers being required to pay out-of-pocket for any Losses.

c.	No Purchaser Indemnified Party or Seller Indemnified Party shall be entitled to duplicate recovery with respect to any indemnification claim under this Agreement, even though the facts or series of related facts giving rise to such claim may constitute a breach of more than one representation, warranty or covenant or agreement set forth herein, or any of the agreements or instruments entered into in connection herewith. For the avoidance of doubt, Sellers’ indemnification under Section 34 shall be without duplication of any Closing Date Indebtedness to the extent credited to Purchaser in calculating the First Installment.

38.	Miscellaneous.

a.	Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

b.	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing (including, without limitation, e-mail transmission) and shall be deemed to have been given (a) if delivered by hand, when such delivery is made at the address specified on the signature pages hereto; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) if delivered by e-mail or facsimile, when such e-mail or facsimile is transmitted to the number or e-mail address specified on the signature page hereto (unless such a transmission is made after 5 pm eastern time or on a non-Business Day, in which event the transmission’s delivery shall be effective on the next Business Day); or (d) within three (3) Business Days after the day mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses or coordinates as provided on the signature pages hereto (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 37(b)).

If to HLTT:

Healthtech Solutions, Inc.

615 Arapeen Dr.

Suite 300

Salt Lake City, UT 84108

Attention: James Pesoli

Phone: 847-721-8122

Email: jimpesoli@gmail.com

With a copy to (which copy shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP

2 South Biscayne Boulevard, 21st Floor

Miami, FL 33131

Attention: John F. Haley

Phone: 305.373.9422

Email: john.haley@nelsonmullins.com

If to LFTV:

Live For Today Ventures, LLC

16192 Coastal Highway

Lewes, Delaware 19958

Attention: James Pesoli

Phone: 847-721-8122

Email: jimpesoli@gmail.com

If to RMC:

Redi-Med Consulting, LLC

c/o Fuksa Law Group

102 Main St.

Suite 200

Park Ridge, Illinois 60068

Attention: Lucas Fuksa, Esq.

Phone: 847-305-3030

Email: lucas@fuksalawgroup.com

If to Purchaser:

Papyrus Distribution LLC

1759 58th St.

Brooklyn NY 11204

Attention: Jacob Hartman

Phone: 347-729-2333

Email: jacobhartman@sunshinelighting.com

With a copy to:

Koss & Schonfeld, LLP

Attn: Allen Koss

160 Broadway, 8th Floor

New York, NY 10038

Email: avk@kandsllp.com

c.	Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Exhibits mean the Sections of, and Exhibits attached to, this Agreement; (i) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. All references in this Agreement or any of the other Transaction Documents to “$” or “Dollars” are to United States Dollars, unless expressly stated otherwise.

d.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

e.	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

f.	Entire Agreement. This Agreement (including the Exhibits and Schedules) and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

g.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties.

h.	No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

i.	Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Sellers and Purchaser. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

j.	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

i.	This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

ii.	Any judicial proceeding brought against any of the Parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the federal or state courts located in New York, New York.

iii.	ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS WAIVED. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN THE FEDERAL OR STATE COURTS LOCATED IN NEW YORK, NEW YORK AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

iv.	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY, WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 38(j)iv.

k.	Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that the Parties to this Agreement shall be entitled to seek equitable relief, including, without limitation, an injunction or injunctions (without the payment or posting of any bond) in connection with any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, including, without limitation, to enforce the obligations of each of Purchaser and Seller to consummate the Closing. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the Parties under this Agreement or the law, including, without limitation, the right to seek damages from the breaching party for a breach of any provision of this Agreement, nor shall this paragraph be construed to limit the rights or remedies available under applicable law for any violation of any provision of this Agreement.

l.	Counterparts. This Agreement may be executed and delivered (including, without limitation, by facsimile transmission or e-mail) in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

m.	Non-recourse. This Agreement and the Transaction Documents may only be enforced against, and any Action or other legal proceeding based upon, arising out of, or related to this Agreement and the Transaction Documents, or the negotiation, execution or performance of this Agreement and the Transaction Documents, may only be brought against the entities that are expressly named as a party hereto and thereto and then only with respect to the specific obligations set forth herein and therein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, member, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto and thereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party hereto under this Agreement and the Transaction Documents or for any Action or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby and thereby; provided, however, nothing in this Section 38(m) shall relieve or otherwise limit the liability of any Party hereto or thereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under such agreements, documents or instruments.

n.	Legal Representation. EACH PARTY HEREBY REPRESENTS AND WARRANTS THAT EACH PARTY HAS HAD AN OPPORTUNITY TO CONSULT INDEPENDENT LEGAL COUNSEL AND/OR HAVE BEEN REPRESENTED BY COUNSEL OF EACH PARTY’S OWN CHOOSING IN THE PREPARATION AND ANALYSIS OF THIS AGREEMENT. EACH PARTY HAS READ THIS AGREEMENT WITH CARE AND BELIEVES THAT EACH PARTY IS FULLY AWARE OF AND UNDERSTANDS THE CONTENTS OF THIS AGREEMENT AND ITS LEGAL EFFECT.

SIGNATURE PAGE FOLLOWS

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO THE
MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT DATED JUNE 5, 2025
BETWEEN
Papyrus Distribution LLC,
AND
HEALTHTECH SOLUTIONS, INC.,
LIVE FOR TODAY VENTURES, LLC
AND
REDI-MED CONSULTING, LLC

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER

/s/ Jacob Hartman
Papyrus Distribution LLC
By:	Jacob Hartman
Its:	Authorized Signatory

SELLERS

HLTT		RMC

/s/ James Pesoli		/s/ Jelena Olmstead
Healthtech Solutions, Inc.		Redi-Med Consulting, LLC
By:	James Pesoli	By:	Jelena Olmstead
Its:	Authorized Signatory	Its:	Authorized Signatory

LFTV

/s/ James Pesoli
Live For Today Ventures, LLC
By:	James Pesoli
Its:	Authorized Signatory

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